Exhibit 99.1

PRESS RELEASE

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS SECOND QUARTER RESULTS

Announces Accounting Change

Company Updates 2005 Estimates

August 10, 2005 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results from continuing operations for the three-month period ended June 30, 2005.  Results for the second quarter 2005 were as follows:

•                  Revenues of $38.0 million compared to previous estimate of $36.5 to $38.0 million

•                  EBITDA of $8.1 million compared to our estimate of $8.0 to $8.7 million

•                  GAAP diluted EPS of $0.01 which includes special charges equal to $0.03 per share related to refinancing the bank credit facility and a loss on the sale of excess real estate, and a $0.02 reduction in EPS related to an accounting change

•                  Excluding special charges and the accounting change, diluted EPS was $0.06 per share compared to our estimate of $0.05 to $0.07 per share

•                  Reconciliations of EBITDA, free cash flow and other non-GAAP financial measures are included in this press release

“I am very pleased with our operating results this quarter,” stated Melvin C. Payne, Chairman and Chief Executive.  “Our revenues were higher and our field expenses were managed to our expectations.  Excluding the special charges and the impact of an accounting change, diluted EPS was $0.06, which included costs of approximately $0.01 related to compliance with Sarbanes-Oxley.  Our standards-based funeral operating model continues to have a positive impact on our operating results, particularly average revenue per contract, operating costs and gross margins.  Accordingly, we have updated our full year 2005 Outlook for better than expected operating results.  Free cash flow generated in the quarter totaled $5.3 million and our cash and short-term investments increased by $5.2 million to $21.2 million.  Our goal this year is to build our cash and short-term investments to $25 million by year-end 2005, so we are making excellent progress.”

Carriage announced an accounting change in the second quarter.  “I want to make sure our shareholders understand that our focus continues to remain on building a great company consistent with long-term value creation,” stated Mr. Payne.  “This accounting change and others in prior years have resulted in Carriage and the other companies in the deathcare sector reporting a lower level of GAAP earnings, while at the same time cash earning power has been increasing due to improved operations and better capital allocation strategies.  Our primary focus over the past five years has been to improve our business practices and operations to increase free cash flow.  After this most recent accounting change, our revised outlook for 2005 GAAP earnings is less than 40% of our expected adjusted free cash flow, which is a much more conservative result than the past.  However, I believe this approach is more appropriate for our sector and our company given the cash flow nature of the business,” stated Mr. Payne.

Change in Accounting for Preneed Selling Costs

On June 30, 2005, the Company changed its method of accounting for deferred obtaining costs, which are preneed selling costs, incurred for the origination of prearranged funeral and cemetery service and merchandise sales contracts.  Preneed funeral and cemetery contracts enable an individual to establish, in advance, the type of funeral or cemetery service to be performed, the merchandise to be used and the costs at prevailing prices.  Preneed contracts permit individuals to eliminate the emotional and financial burden on their families of arranging funeral and cemetery services and enable Carriage to secure existing and build future market share.  Approximately 20 percent of our funeral revenues and 58 percent of our cemetery revenues are generated from preneed contracts.

In our cemetery segment, preneed sales are a primary strategy to grow our market share and heritage.  Each of our cemetery locations conducts an active preneed program.  In our funeral segment, preneed sales programs complement our primary service strategies to grow market share.  We customize such programs to the local market and competitive environment.  We believe this selective approach balances the current up-front costs and loss of future pricing power with the benefit of building future market share.

Prior to the accounting change, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized with the objective of recognizing the selling costs in the same period that the related revenue is recognized.  Under the prior accounting method, the commissions and other direct selling costs, which are current obligations that are paid and use operating cash flow, are not recognized currently in the income statement.  The Company believes it is preferable to expense the current obligation for the commissions and other costs rather than defer these costs.  The Company also believes the new accounting method will improve the comparability of its reported earnings to the other deathcare companies.

The Company has applied this change in accounting principle effective January 1, 2005.  Therefore, the Company’s results of operations for the three and six months ended June 30, 2005 are reported on the basis of the changed method.  See the tables at the end of the press release that summarize the effect of the accounting change.

Funeral Operations

Key indicators and financial results for Carriage’s funeral operations for the second quarter when compared to the same period in the previous year are as follows:

•                  Funeral revenues from continuing operations increased 2.7 percent from $27.7 million to $28.4 million

•                  Same store funeral contracts declined 1.0 percent from 5,570 to 5,512

•                  Same store average revenue per contract increased 2.9 percent from $4,915 to $5,055

•                  Funeral gross margin increased 200 basis points from 23.6 percent to 25.6 percent

“We are pleased with the results in our funeral division,” added Mr. Payne.  “We were able to increase revenues in line with our expectations and improve our overall management of costs resulting in a 200 basis point increase of our funeral gross margin.  The accounting change had only a nominal impact of 10 basis points on our gross margin.”

Carriage experienced a 70 basis point increase in the cremation rate to 32.5 percent.  The average revenue for burial contracts increased 4.0 percent to $6,804, while the average revenue for cremation contracts increased 1.6 percent to $2,442.

On a year-to-date basis, funeral revenues from continuing operations increased 3.1 percent and same-store revenue increased 2.4 percent, consisting of a slight volume increase of 0.1 percent and an increase in the average per contract of 2.3 percent. Funeral gross margin increased from 27.1 percent to 28.4 percent on the strength of higher revenues and disciplined expense management which we believe is related to our funeral home Managing Partners being guided by best practice standards rather than budgets.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the second quarter when compared to the same period last year are as follows:

•                  Cemetery revenues from continuing operations totaled $9.6 million, the same as the prior year quarter

•                  The number of interments performed decreased 7.2 percent, but at-need property revenues remained flat because the volume decline was offset by an increase in the average revenue per at-need interment

•                  Average revenue per preneed contract written increased 19.8 percent to $2,953 and the average revenue per interment site sold increased 38.6 percent to $2,093

•                  Deliveries of advance sales of merchandise and services increased $0.4 million, 25.8 percent greater than the prior year quarter

•                  Cemetery gross margin decreased $0.6 million, substantially all of which is attributable to the accounting change

“Sales of a few large private estates and family mausoleums during the current year quarter significantly increased the average value of our preneed contracts and average interment site sale,” stated Mr. Payne.  Revenue related to advance mausoleum and private estate sales of $900,000 was not recognized in the second quarter but will be recognized when construction is completed either later this year or early 2006.  We completed mausoleums in the second quarter of 2004 which generated $300,000 of revenue, while none were completed in the second quarter this year.  Financial revenues (trust earnings and finance charges on the installment contracts) increased $100,000 compared to the second quarter of the prior year.

On a year-to-date basis, cemetery revenues increased 2.7 percent and cemetery gross profit has decreased 14.7 percent because of the accounting change.

Other

Special items recorded in the second quarter of 2005 consisted of a $600,000 loss on the sale of undeveloped cemetery property and a $200,000 charge to write-off the unamortized loan costs related to the refinancing of the Company’s bank credit facility. These special items reduced diluted earnings per share by $0.03. Special items in the second quarter of 2004, primarily after-tax gains from sales of assets, increased earnings by $0.03 per diluted share.

General and administrative expenses increased $455,000 compared to the second quarter of 2004 primarily because of professional fees related to our on-going effort to comply with the internal control reporting requirements of Sarbanes-Oxley for the first time and the related upgrading of systems and processes.  Such costs are expected to result in higher general and administrative expenses during the remainder of 2005, but should decline somewhat thereafter.

Interest expense was approximately $300,000 higher than the prior year quarter because outstanding senior debt increased when the Company refinanced its senior debt earlier in 2005. Interest income, which is included in Other income (expense), increased $100,000 because excess funds from the debt refinancing and free cash flow were invested in short-term instruments yielding slightly less than three percent.

Third Quarter and Full Year 2005 Outlook

We updated our Outlook to reflect both better than expected operating results and the change in accounting principle previously discussed.  The accounting change has the effect of reducing our prior estimates for EBITDA and net earnings for the year.  The accounting change does not affect cash flow from operations or free cash flow.

Our 2005 Outlook is intended to estimate results from continuing same store operations.  We believe it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, average revenue per service and other key factors.  The Outlook excludes the effect of the following events that may or may not occur:

•                  Dispositions of businesses or assets

•                  Acquisitions of businesses

The 2005 Outlook is based upon the following key assumptions:

•                  The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2004 and the lower end assumes a 2 percent decrease.

•                  The average revenue per funeral contract is assumed to increase 2.5 percent.

•                  We expect no borrowings on our $35 million bank credit facility during 2005.

•                  The distributions on the convertible junior subordinated debentures are paid currently.

•                  We expect to fund approximately $6.5 million of capital expenditures.

•                  We expect to use free cash flow to acquire businesses if and when available on acceptable terms.  In the Outlook, we assume free cash flow is invested in short-term investments.  We expect cash and short-term investments to increase to approximately $25 million by December 31, 2005.

Third Quarter 2005 Outlook (in millions, except per share amounts):

Revenues	$35 - $37

Net earnings per share (diluted)	$.01 - $.02

Net earnings	$0.2 - $0.4
Add: Depreciation and amortization	2.7 - 2.8
Add: Interest expense, net	4.6 - 4.6
Add: Income taxes	0.0 - 0.1
EBITDA	$7.5 - $7.9

Year 2005 Outlook (in millions, except per share amounts):

Income Statement Measures

	As Previously Reported	Updated for Better Than Expected Operating Results	Updated for Accounting Change	Updated Outlook
Revenues	$151 - $155	$2	—	$153 - $157

Adjusted net earnings per share (diluted) (1)	$.31 - $.36	$0.03 - $0.02	$(.10)	$.24 - $.28

Adjusted net earnings (1)	$5.8 - $6.7	$0.4 - $0.1	(1.7)	$4.5 - $5.3
Add: Depreciation and amortization	12.6 - 12.8	—	(1.7)	10.9 - 11.1
Add: Interest expense, net	18.1 - 18.1	—	—	18.1 - 18.1
Add: Income taxes	3.5 - 4.0	—	(1.2)	2.3 - 2.8
Adjusted EBITDA (1)	$40.0 - $41.6	$0.4 - $0.1	$(4.6)	$35.8 - $37.3

(1) Excludes a charge in connection with the senior debt refinancing in January 2005 of $6.7 million ($4.2 million after tax, or $.22 per diluted share), and excludes any gain or losses associated with asset dispositions.

Cash Flow Measures

Cash provided by operating activities	$7.2 - $8.9
Payment of cumulative deferred distributions	10.9 – 10.9
Adjusted cash provided by operating activities	18.1 – 19.6
Less: Capital expenditures	6.5 – 6.5
Adjusted Free Cash Flow	$11.6 - $13.1

Second Quarter Conference Call Information

Carriage Services has scheduled a conference call tomorrow, August 11, 2005 at 10:30 a.m. eastern time. To participate in the call, dial 303-275-2170 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 18, 2005.  To access the replay, dial 303-590-3000 and enter the pass code 11035668.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email
kcroan@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company. As of August 10, 2005, Carriage operates 133 funeral homes and 29 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- Tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	06/30/04	06/30/05	06/30/04	06/30/05
Funeral revenues	$27,697	$28,438	$58,472	$60,255
Funeral costs and expenses	21,167	21,156	42,623	43,162
Funeral gross profit	6,530	7,282	15,849	17,093
Funeral gross margin	23.6%	25.6%	27.1%	28.4%

Cemetery revenues	9,593	9,564	19,070	19,590
Cemetery costs and expenses	7,451	8,054	14,492	15,687
Cemetery gross profit	2,142	1,510	4,578	3,903
Cemetery gross margin	22.3%	15.8%	24.0%	19.9%

Total revenues	37,290	38,002	77,542	79,845
Total costs and expenses	28,618	29,210	57,115	58,849
Total gross profit	8,672	8,792	20,427	20,996
Total gross margin	23.3%	23.1%	26.3%	26.3%

General and administrative expenses	2,545	3,000	5,228	5,779

Operating income	6,127	5,792	15,199	15,217
Operating margin	16.4%	15.2%	19.6%	19.1%

Interest expense	4,395	4,714	8,777	9,377
Additional interest costs on debt refinancings	—	240	—	6,933
Other expense (income), net	(891)	447	(891)	390
Total interest expense and other	3,504	5,401	7,886	16,700

Income (loss) before income taxes from continuing operations	2,623	391	7,313	(1,483)

(Provision) benefit for income taxes	(984)	(153)	(2,742)	561

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	1,639	238	4,571	(922)
Discontinued operations:
Operating income (loss) from discontinued operations	228	(16)	420	96
Gain on sale (impairments) of discontinued operations	(3,050)	5	(3,050)	465
Income tax (provision) benefit	725	4	653	(211)
Income (loss) from discontinued operations	(2,097)	(7)	(1,977)	350

Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	—	(22,756)
Net income (loss)	$(458)	$231	$2,594	$(23,328)

Basic earnings (loss) per share:
Continuing operations	$0.09	$0.01	$0.26	$(0.05)
Discontinued operations	(0.12)	0.00	(0.11)	0.02
Cumulative effect of change in accounting principle	—	—	—	(1.26)
Net income (loss)	$(0.03)	$0.01	$0.15	$(1.29)

Diluted earnings (loss) per share:
Continuing operations	$0.09	$0.01	$0.25	$(0.05)
Discontinued operations	(0.12)	0.00	$(0.11)	0.02
Cumulative effect of change in accounting principle	—	—	—	(1.26)
Net income (loss)	$(0.03)	$0.01	$0.14	$(1.29)

Weighted average number of common shares outstanding:
Basic	17,764	18,325	17,710	18,227
Diluted	18,258	18,826	18,199	18,227

CARRIAGE SERVICES, INC.

Selected Financial Data

June 30, 2005

(unaudited)

Selected Balance Sheet Data:

	12/31/04	6/30/05

Cash and Short Term Investments	$1,948	$21,201
Total Senior Debt	110,293	142,908
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Days sales in funeral accounts receivable	26.1	20.9
Net senior Debt to total capitalization (a)(b)	33.8	36.8
Net senior Debt to EBITDA (rolling twelve months) (a)(b)	3.08	3.49

(a)   -    Senior debt does not include the convertible junior subordinated debentures.

(b)   -    Net Senior debt is Senior Debt less cash and short term investments.

Reconciliation of Non-GAAP Financial Measures:

	Three months ended 6/30/05	Six months ended 6/30/05

Cash provided (used) by operating activities	$6,959	$(7,000)
Additional interest paid on the early retirement of the old senior notes (c)	—	5,955
Deferred distributions on subordinated debentures (c)	—	10,345
Adjusted cash provided by operating activities	6,959	9,300
Less capital expenditures	(1,706)	(3,455)
Adjusted free cash flow	$5,253	$5,845

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	$238	$(922)
Interest expense, net	4,825	16,126
Depreciation and amortization	2,341	4,839
Non-cash losses	576	574
Income taxes (benefit)	153	(561)
EBITDA	$8,133	$20,056

(c)   -    For the six months ended 6/30/05, we added the make-whole payment, in the form of additional interest, when we paid off the old senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.

CARRIAGE SERVICES, INC.

Effect of Change in Accounting Principle

(unaudited)

(in thousands, except per share amounts)

As of January 1, 2005, the Company recorded a cumulative effect of change in accounting principle of $35.8 million pretax or $22.8 million after tax (net of income tax benefit of $13.0 million), or $1.26 per diluted share, which represents the cumulative balance of deferred preneed selling costs in the Company’s consolidated balance sheet.  The table below presents the Company’s earnings (loss) from continuing operations before cumulative effect of change in accounting principle, net earnings (loss), diluted earnings (loss) per share from continuing operations before cumulative effect of change in accounting principle and diluted net earnings (loss) per share for the three and six months ended June 30, 2005 had the Company not made this accounting change (in thousands, except per share amounts).

	Three Months Ended June 30, 2005			Six Months Ended June 30, 2005
	As Reported	Effect of Change	Results under Prior Method	As Reported	Effect of Change	Results under Prior Method

Operating income	$5,792	$616	$6,408	$15,217	$1,411	$16,628
Interest expense and other	5,401	—	5,401	16,700	—	16,700
Income (loss) before taxes from continuing operations	391	616	1,007	(1,483)	1,411	(72)
(Provision) benefit for income taxes	(153)	(240)	(393)	561	(550)	11
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	238	376	614	(922)	861	(61)
Discontinued operations, net	(7)	12	5	350	(40)	310
Change in accounting principle	—	—	—	(22,756)	22,756	—
Net earnings (loss)	231	388	619	(23,328)	23,576	248
Diluted earnings (loss) per common share from continuing operations before cumulative effect of change in accounting principle	0.01	0.02	0.03	(0.05)	0.05	0.00
Diluted earnings (loss) per common share	0.01	0.02	0.03	(1.29)	1.30	0.01

The table below presents the pro forma amounts for the three and six months ended June 30, 2004 as if the accounting change had been in effect during those periods.

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	As Reported	Effect of Change	Results under New Method	As Reported	Effect of Change	Results under New Method
Gross profit:
Funeral	$6,531	$(284)	$6,247	$15,861	$(545)	$15,316
Cemetery	2,233	(506)	1,727	4,752	(1,005)	3,747
	$8,764	$(790)	$7,974	$20,613	$(1,550)	$19,063
Earnings from continuing operations	$1,697	$(494)	$1,203	$4,688	$(969)	$3,719
Net earnings (loss)	(458)	(514)	(972)	2,594	(1,003)	1,591
Diluted earnings per common share from continuing operations	0.09	(0.03)	0.06	0.26	(0.05)	0.20
Diluted earnings (loss) per common share	(0.03)	(0.03)	(0.05)	0.14	(0.06)	0.09

The Company previously reported its operating results for the quarter ended March 31, 2005 based on its prior accounting principle of deferring preneed selling costs.  The table below presents the data as of March 31, 2005 as previously reported and restated for gross profit, earnings (loss) from continuing operations before cumulative effect of change in accounting principle, net earnings (loss), diluted earnings (loss) per share from continuing operations before cumulative effect of change in accounting principle and diluted net earnings (loss) per share amounts for the three months ended March 31, 2005 based on applying the change in accounting principle for preneed selling costs effective January 1, 2005 (in thousands, except per share amounts).

	Three Months Ended March 31, 2005
	As Previously Reported	Effect of Change	Restated
Gross profit:
Funeral	$10,006	$(195)	$9,811
Cemetery	3,042	(600)	2,442
	$13,048	$(795)	$12,253
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	$(644)	$(485)	$(1,129)
Cumulative effect of change in accounting principle	—	(22,756)	(22,756)
Net earnings (loss)	(371)	(23,189)	(23,560)
Diluted earnings (loss) per common share from continuing operations before cumulative effect of change in accounting principle	(0.04)	(0.03)	0.06
Diluted earnings (loss) per common share	(0.02)	(1.28)	(1.30)